Exhibit (h)(5)(ii)

NEUBERGER BERMAN INCOME FUNDS

CLASS A

ADMINISTRATION AGREEMENT

SCHEDULE A

The Class A of the Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:

Neuberger Core Bond Fund

Neuberger Floating Rate Income Fund

Neuberger High Income Bond Fund

Neuberger Municipal High Income Fund

Neuberger Municipal Impact Fund

Neuberger Municipal Intermediate Bond Fund

Neuberger Strategic Income Fund

Date:  February 28, 2026

NEUBERGER BERMAN INCOME FUNDS

CLASS A
ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Income Funds Class A Administration Agreement shall be:

(1)	For the services provided to the Class A of a Series and its shareholders (including amounts paid to third parties), 0.27% per annum of the average daily net assets of the Class A of said Series; plus in each case

(2)	Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: July 1, 2017